UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

December 21, 2004

(Date of earliest event reported)

First Financial Service Corporation

(Exact name of registrant as specified in its charter)

Securities and Exchange Commission File Number: 0-18832

KENTUCKY

61-1168311

(State or other jurisdiction of incorporation or organization)

(I.R.S. Employer Identification No.)

2323 Ring Road, Elizabethtown, Kentucky, 42701

(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code:  (270) 765-2131

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written Communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03 (a)  Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Effective December 21, 2004, the Board of Directors of First Financial Service Corporation (the “Company”) amended the Company’s Bylaws.

The revised Section 14 of Article II now reads as follows:

Article II-Section 14.  Nominating Committee.  The Board of Directors shall act as a nominating committee for selecting the nominees for election of directors.  The nominating committee shall consist of all directors, excluding any directors not deemed independent, under the rules of The Nasdaq Stock Market, Inc.  Except in the case of a nominee substituted as a result of the death or other incapacity of a nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting.  Provided such committee makes such nominations, no nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the Corporation in accordance with the provisions of the Corporation’s Articles of Incorporation.

Prior to the amendment, Section 14 of Article II was as follows:

Article II-Section 14.  Nominating Committee.  The Board of Directors shall act as a nominating committee for selecting the management nominees for election of directors.  Except in the case of a nominee substituted as a result of the death or other incapacity of a management nominee, the nominating committee shall deliver written nominations to the secretary at least 20 days prior to the date of the annual meeting.  Provided such committee makes such nominations, no nominations for directors except those made by the nominating committee shall be voted upon at the annual meeting unless other nominations by shareholders are made in writing and delivered to the secretary of the Corporation in accordance with the provisions of the Corporation’s Articles of Incorporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST FINANCIAL SERVICE CORPORATION

Date: December 22, 2004	By: /s/ Gregory S. Schreacke
Gregory S. Schreacke
Chief Financial Officer